EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PharmaCyte Biotech, Inc.

(Formerly Nuvilex, Inc.)

Silver Spring, Maryland

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-199440), as amended, of PharmaCyte Biotech Inc., formerly Nuvilex Inc. (the “Company”), of our report dated July 28, 2015 (except for Notes 1A, 2, 3, 7, 9, 13, 14 and 15 as to which the date is January 19, 2016), relating to the consolidated financial statements and schedule as of April 30, 2015 and for the year then ended, which appears in Amendment No. 3 on Form 10-K/A to the Company’s Annual Report on Form 10-K, and our report dated July 28, 2015 relating to the effectiveness of the Company’s internal control over financial reporting as of April 30, 2015, which appears in Amendment No. 1 on Form 10-K/A to the Company’s Annual Report on Form 10-K.

/s/ Farber Hass Hurley LLP

Chatsworth, California

March 2, 2016